SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25



                           NOTIFICATION OF LATE FILING

         (Check One):   x    Form 10-K  o Form 11-K  o Form 20-F  o Form 10-Q

o Form N-SAR
         For Period Ended:________________________________________________
o Transition Report on Form 10-K            o Transition Report on Form 10-Q
o Transition Report on Form 20-F            o Transition Report on Form N-SAR
o Transition Report on Form 11-K
         For the Transition Period Ended:__________________________________

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this report shall be construed to imply that the commission has verified any information contained herein.

         If the notification relates it a portion of the filing checked above, identify the item(s) to which the information relates:
================================================================================


                                     PART 1
                             REGISTRANT INFORMATION

Full name of registrant   Synthetic Industries, L.P.
Former name if applicable  Not Applicable
Address of principal executive office (Street and number) 309 LaFayette Road City, state and zip code Chickamauga, Georgia 30707

                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                                 (a) The reasons described below in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;
                                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K of Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion
           |X| thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant's Form 10-K for the fiscal year ended September 30, 1999 cannot be filed within the prescribed time period. Prior to December 14, 1999, the Registrant conducted no business other than owning and voting approximately 65% of the common stock of Synthetic Industries, Inc. As previously reported by Synthetic Industries, Inc., on November 5, 1999, Synthetic Industries, Inc. entered into a definitive merger agreement with SIND Holdings, Inc. (the "Merger"), under which a wholly owned subsidiary of SIND Holdings, Inc. made a tender offer for Synthetic Industries, Inc.'s outstanding shares. The Registrant tendered all of its shares of common stock of Synthetic Industries, Inc. in connection with the Merger. On December, 14, 1999, in accordance with the Merger, Synthetic Industries, Inc. became a wholly owned subsidiary of SIND Holdings, Inc., and, consequently, the Registrant was no longer a stockholder of Synthetic Industries, Inc.

         Synthetic Industries, Inc. filed its Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Act"), and, thus, no longer is subject to periodic filing requirements under the Act. Because, in prior years, the Registrant was dependent upon Synthetic Industries, Inc. to complete the Registrant's periodic filing requirements and the information related thereto, all of the Registrant's reporting, disclosure and presentation requirements have to be satisfied in an alternative manner. As of the date of this form, the Registrant is making such alternative arrangements, but has not received from Synthetic Industries, Inc. all the necessary information to prepare the appropriate financial statements. For these reasons, the Registrant believes that the required financial information cannot be provided on or prior to the prescribed due date for the Form 10-K without unreasonable effort or expense. The Registrant intends to file the Form 10-K no later than the fifteenth calendar day following the prescribed due date of December 29, 1999.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

                  Joseph Sinicropi       (706)               375-3121______
                  (Name)               (Area Code)         (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s).

                                                               x Yes   o No


         (3) Is it anticipated that any significant change in the results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               o Yes   x No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Synthetic Industries, L.P.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 29, 1999

                                                   By:/s/ Joseph Sinicropi
                                                          Joseph Sinicropi
                                                  Chief Financial Officer